PRESS RELEASE : APRIL 2, 1998


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Gary Seamans, Westell Technologies Chairman, Retires from the Company


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Aurora, IL (April 2, 1998) - Westell Technologies, Inc. (NASDAQ: WSTL) announced today that its Chairman of the Board and Chief Executive Officer, Gary F. Seamans, has chosen to retire from the company, effective April 1, 1998. Robert
H. Gaynor has been appointed Westell s new Chairman and CEO. Mr. Gaynor, formerly Vice Chairman of the Westell Board of Directors and Chairman of the Executive Committee, has been acting Chairman and CEO since December 4, 1997. Westell will maintain the Office of the Chairman, which includes Mr. Gaynor, together with Marc Zionts, Chief Executive Officer of Westell, Inc. and J. Nelson, President and Chief Operating Officer of Westell, Inc.

"I have known and worked with Gary for over 25 years and view his decision to retire, at this point in his life where he can no longer give the 120% effort to which we had all become accustomed, to be fully consistent with his unselfish and stellar character. I know Gary cares so much about the success of Westell and most importantly the people at Westell that he is retiring because he believes it is in the best interests of the company to step aside, and we will miss him," Mr. Gaynor stated. "As Westell Technologies Chairman and CEO, I will work diligently to make Gary s vision a reality. With our leadership team headed by Marc Zionts, J. Nelson and Rick Riviere, we are very well-positioned for success in the marketplace."

Mr. Gaynor has been a member of the Board of Directors since 1990, has served as Vice Chairman since 1991 and as Chairman of the Executive Committee since 1995. He has extensive experience at the executive level in the telecommunications field, having served as an officer in numerous operations and administrative capacities over a 44-year career at AT&T.

Mr. Seamans commented, "I will greatly miss the challenge and excitement that Westell has brought to my life. However I now find myself unable to perform at the level that is required of Westell s Chairman and CEO. Rest assured, however, I would not leave the company at this point if I did not believe Westell was poised for success with a strong, experienced executive team in place. I am confident that Westell s board of directors, management team, departmental leaders and employees will together continue to grow into the highly successful business it is bound to become."

"We are very focused on executing on the delivery of the commitments we ve signed with our customers and partners around the globe. Our research and development and business development initiatives remain focused as we look toward a bright future within the ADSL marketplace," continued Mr. Gaynor. "Gary s vision, leadership and commitment led us to where we are today. It is now our responsibility to maintain our leadership position in this rapidly emerging market and enhance an already strong competitive position."

Westell Technologies is a holding company for Westell Inc., Conference Plus Inc. and Westell WorldWide Services Inc. Westell Inc. is a leading world-wide innovator and manufacturer of ADSL systems and telecommunications access products, with corporate headquarters in Aurora, Illinois. Conference Plus Inc., is a multi-point telecommunications service bureau specializing in audio teleconferencing, multi-point video conferencing, broadcast fax, and multimedia teleconference services. Westell WorldWide Services Inc. provides engineering, installation and network management services to leading network providers as well as turn-key equipment and service solutions to enterprise customers and service providers.


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For additional information contact:

Mark L. Meudt

Westell, Technologies, Inc.

VP -- Corporate Communications & Investor Relations

630-375-4125